STOCK PURCHASE AGREEMENT

                           BY AND AMONG

                     BCAM INTERNATIONAL, INC.

                         CHARLES SCHUYLER

                               AND

                           FRANK SHYJKA


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                        TABLE OF CONTENTS

    ARTICLE 1 PURCHASE AND SALE OF SHARES. . . . . . . . . . . . . . . . . . . 1
    1.1   Purchase and Sale of Sellers Shares. . . . . . . . . . . . . . . . . 1

    ARTICLE 2 PURCHASE PRICE AND TERMS OF PAYMENT. . . . . . . . . . . . . . . 1
    2.1   Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    2.2   Cash Purchase Price Adjustment - Inventory . . . . . . . . . . . . . 2
    2.3   Cash Purchase Price Adjustment - Taxes . . . . . . . . . . . . . . . 3

    ARTICLE 3 CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

    ARTICLE 4 OBLIGATIONS AT CLOSING . . . . . . . . . . . . . . . . . . . . . 4
    4.1   Obligations of Shareholders at Closing . . . . . . . . . . . . . . . 4
    4.2   Obligations of Purchaser at Closing. . . . . . . . . . . . . . . . . 5
    4.3   Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . 6
    4.4   Full Performance . . . . . . . . . . . . . . . . . . . . . . . . . . 6

    ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS . . . . . . . . . 6
    5.1   Organization and Good Standing of Seller . . . . . . . . . . . . . . 6
    5.2   Capacity to Execute Agreement and Enforceability . . . . . . . . . . 7
    5.3   Effect of Agreement. . . . . . . . . . . . . . . . . . . . . . . . . 7
    5.4   Capitalization and Ownership of Capital Stock. . . . . . . . . . . . 7
    5.5   Government and Other Consents. . . . . . . . . . . . . . . . . . . . 7
    5.6   Books and Records. . . . . . . . . . . . . . . . . . . . . . . . . . 8
    5.7   No Subsidiaries or Investments . . . . . . . . . . . . . . . . . . . 8
    5.8   Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . 8
    5.9   Title to Properties; Encumbrances. . . . . . . . . . . . . . . . . . 9
    5.10  Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
    5.11  Business Practices . . . . . . . . . . . . . . . . . . . . . . . . .10
    5.12  Officers, Directors and Key Employees. . . . . . . . . . . . . . . .10
    5.13  Employment Arrangements. . . . . . . . . . . . . . . . . . . . . . .10
    5.14  Employee Relations . . . . . . . . . . . . . . . . . . . . . . . . .10
    5.15  Contracts and Liabilities. . . . . . . . . . . . . . . . . . . . . .11
    5.16  Operation of Drew. . . . . . . . . . . . . . . . . . . . . . . . . .13
    5.17  Insurance Policies . . . . . . . . . . . . . . . . . . . . . . . . .15
    5.18  Related-Party Transactions . . . . . . . . . . . . . . . . . . . . .15
    5.19  Compliance with ERISA. . . . . . . . . . . . . . . . . . . . . . . .16
    5.20  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
    5.21  Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . .17
    5.22  Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . .18
    5.23  Product Warranty . . . . . . . . . . . . . . . . . . . . . . . . . .19
    5.24  Permits, Licenses, Compliance with Laws. . . . . . . . . . . . . . .19
    5.25  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19


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    5.26  Consigned Merchandise. . . . . . . . . . . . . . . . . . . . . . . .20
    5.27  Notes and Accounts Receivable  . . . . . . . . . . . . . . . . . . .20
    5.28  Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
    5.29  Product Liability. . . . . . . . . . . . . . . . . . . . . . . . . .20
    5.30  Banks, Safe Deposit Boxes; Powers of Attorney. . . . . . . . . . . .20
    5.31  Material Information; Full Disclosure. . . . . . . . . . . . . . . .21

    ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER. . . . . . . . . . .21
    6.1   Organization and Good Standing of Purchaser. . . . . . . . . . . . .21
    6.2   Authorization of Agreement and Enforceability. . . . . . . . . . . .21
    6.3   Effect of Agreement. . . . . . . . . . . . . . . . . . . . . . . . .21
    6.4   Government and Other Consents. . . . . . . . . . . . . . . . . . . .22
    6.5   Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
    6.6   Material Information; Full Disclosure. . . . . . . . . . . . . . . .22
    6.7   SEC Filings. . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
    6.8   Schuyler Common Shares . . . . . . . . . . . . . . . . . . . . . . .23

    ARTICLE 7 COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . .23
    7.1   Conduct of the Business Prior to Closing . . . . . . . . . . . . . .23
    7.2   Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
    7.3   Non Union Pension Plan . . . . . . . . . . . . . . . . . . . . . . .27
    7.4   Drew's 1996 Financial Statements . . . . . . . . . . . . . . . . . .27
    7.5   Covenant Relating to Books and Records . . . . . . . . . . . . . . .27

    ARTICLE 8 CONDITION PRECEDENT TO CLOSING . . . . . . . . . . . . . . . . .28
    8.1   Conditions Precedent to Purchaser's Obligations. . . . . . . . . . .28
    8.2   Conditions Precedent to the Selling Shareholders' Obligations. . . .29

    ARTICLE 9 INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . .30
    9.1   Indemnification by Shareholders. . . . . . . . . . . . . . . . . . .30
    9.2   Indemnification by Purchaser . . . . . . . . . . . . . . . . . . . .31
    9.3   Limitation of Liability. . . . . . . . . . . . . . . . . . . . . . .31
    9.4   No Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
    9.5   Third Party Claims . . . . . . . . . . . . . . . . . . . . . . . . .31

    ARTICLE 10 GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
    10.1  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
    10.2  Sales, Transfer and Documentary Taxes, etc . . . . . . . . . . . . .33
    10.3  Survival of Representations and Warranties . . . . . . . . . . . . .33
    10.4  No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . .33
    10.5  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
    10.6  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .34
    10.7  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
    10.8  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . .34


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    10.9  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . .35
    10.10 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . .35
    10.11 Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . .35
    10.12 Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .35
    10.13 Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . .35
    10.14 No Joint Venture . . . . . . . . . . . . . . . . . . . . . . . . . .35
    10.15 Construction of Agreement. . . . . . . . . . . . . . . . . . . . . .35


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                     STOCK PURCHASE AGREEMENT


     AGREEMENT ("Agreement"), made as of the 20th day of March, 1997, by and among BCAM INTERNATIONAL, INC., ("Purchaser") a New York corporation with its principal place of business at 1800 Walt Whitman Road, Melville, New York 11746 ("Purchaser"), CHARLES SCHUYLER ("Schuyler"), residing at 129 W. Broadway, Granville, Ohio 43023 and FRANK SHYJKA ("Shyjka" and together with Schuyler, the "Shareholders" or "Selling Shareholders") residing at 112 N. Ardmore Road, Bexley, Ohio 43209. Purchaser and Shareholders are sometimes referred to collectively herein as the "Parties" and individually as a "Party."

                           WITNESSETH:

     WHEREAS, each of the Shareholders is the record and beneficial owner of eight hundred fifty-four and 91445/100000 (854.91445) shares of the Common Stock, without par value (all such one thousand seven hundred nine and 82890/100000 (1,709.82890) shares hereafter called the "Sellers Shares") of DREW SHOE CORPORATION, an Ohio corporation ("Drew" or the "Corporation"), which shares constitute all of the issued and outstanding shares of capital stock of Drew; and

     WHEREAS, Purchaser desires to purchase the Sellers Shares from the Shareholders and the Shareholders desire to sell Sellers Shares to Purchaser, upon the terms and conditions set forth in this Agreement, so that, following consummation of the transaction contemplated hereby, Purchaser shall be the record and beneficial owner of the Sellers Shares, which constitute all of the issued and outstanding shares of capital stock of Drew.

     NOW, THEREFORE, in consideration of the premises and of the representations and warranties, covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                            ARTICLE 1
               PURCHASE AND SALE OF SELLERS SHARES

     1.1 Purchase and Sale of Shares. Subject to and upon the terms and conditions set forth in this Agreement at the Closing (as hereinafter defined), each of the Shareholders shall sell, assign, transfer and deliver the Sellers Shares and all right, title and interest therein to Purchaser free and clear of all liens, claims, encumbrances and restrictions of any kind, and Purchaser shall purchase the Sellers Shares from the Shareholders.
                            ARTICLE 2
               PURCHASE PRICE AND TERMS OF PAYMENT

     2.1 Purchase Price. In consideration of the sale, assignment, transfer and delivery of the Sellers Shares by the Shareholders and all right, title and interest therein to Purchaser, and in reliance upon the representations, warranties, covenants and agreements made herein by the Shareholders to Purchaser, Purchaser agrees to pay Shareholders at Closing the purchase price ("Purchase Price") of Four Million Six Hundred Eighty-Four Thousand ($4,684,000) Dollars, as follows:

     (a) to deliver to Shareholders the sum of Four Million Three Hundred Thousand and 00/100 ($4,300,000.00) Dollars ("Cash Purchase Price") by wire transfer or good certified check drawn on New York Clearing House funds, and

     (b) to deliver to Schuyler the additional sum of Three Hundred Thousand ($300,000) Dollars in the form of no par value common stock ("Schuyler Common Shares") of the Purchaser. The number of Schuyler Common Shares to be delivered shall be determined by dividing into Three Hundred Thousand ($300,000) Dollars the average of the closing bid and asked prices of the Purchaser's common stock in the over-the-counter market for the ten trading days preceding the Closing.

     (c) to deliver to each of the Shareholders a promissory note (collectively the "Note") in the face amount of Forty-Two Thousand ($42,000) Dollars) (total Eight-Four Thousand ($84,000) Dollars) in the form annexed hereto as Exhibit A.

     2.2 Cash Purchase Price Adjustment - Inventory.

     (a) The Cash Purchase Price shall be adjusted at Closing ("Inventory Adjustment") to reflect the difference between:

     (i) the pre-audit inventory (exclusive of any inventory valuation reserve or adjustments reflecting physical inventories taken at certain retail stores prior to December, 1996) on Drew's books as of December 31, 1996 determined on a basis consistently applied throughout the calendar year 1996; and

     (ii) the extended physical inventory (exclusive of any inventory valuation reserve except as deemed required by Deloitte & Touche LLP) at December 31, 1996 as audited by Deloitte & Touche LLP, Drew's independent auditors, and determined on a basis consistent with prior years and methodology applied throughout 1996.

     (b)1. If the inventory determined in (ii) above is less than the inventory determined in (i) above by less than $500,000, then the purchase price shall be adjusted upward by fifty percent of the difference.

     2. If the inventory as determined in (ii) above exceeds the inventory as determined in (i) above, the purchase price shall be adjusted upward by $250,000 plus fifty percent of the positive difference in the two inventory values. If the inventory as determined in (i) above exceeds the inventory as determined in
(ii) above by more than $500,000 but less than $1,000,000, then the purchase price shall be adjusted downward by fifty percent of the difference. To the extent that the difference exceeds $1,000,000, the purchase price shall be adjusted downward by 100% of the difference in excess of $1,000,000. This adjustment is in addition to the fifty percent adjustment for the difference between $500,000 and $1,000,000.

     (c) Any adjustment to the Cash Purchase Price shall be equally divided between Schuyler and Shyjka.

     2.3 Cash Purchase Price Adjustment - Taxes.

     (a) The Cash Purchase Price shall be adjusted at such time after the Closing as Drew's December 31, 1996 financial statement audit is complete and Drew's accountants, Deloitte & Touche LLP, have prepared Drew's federal and state income tax returns for 1996, including the preparation of federal tax forms K-1 for the Shareholders. The amount of income tax liability attributable to the Shareholders from these tax returns shall be calculated pursuant to
Section 7.1(d). This income tax liability shall be compared to the cumulative amounts previously distributed, with respect to 1996 taxable income, in accordance with Section 7.1(d). If this income tax liability exceeds the aggregate amount previously distributed to the Shareholders with respect to 1996 taxable income, then the Purchase Price shall be increased by the difference. If this income tax liability is less than the aggregate amount previously distributed to the Shareholders with respect to 1996 taxable income, then the Purchase Price shall be reduced by the difference. The adjustment required by this Section 2.1(c) shall be paid by Purchaser to the Shareholders, or by the Shareholders to Purchaser, within thirty (30) days after the receipt of written notification from Drew of such final determination. The Vice President - Finance shall perform such calculations and Drew shall notify both Purchaser and the Shareholders of his determination within thirty (30) days of the receipt of Drew's 1996 federal and state income tax returns from its accountants. Such determination of income taxes shall apply the methodology and be consistent with past practices.

     (b) The Cash Purchase Price shall be further adjusted at such time as Drew's December 31, 1997 financial statement audit is complete and Drew's accountants have prepared Drew's federal and state income tax returns for 1997, including the preparation of federal tax forms K-1 for the Shareholders. The amount of income tax liability attributable to the Shareholders from these tax returns shall be calculated pursuant to Section 7.1(d). This income tax liability shall be compared to the cumulative amounts previously distributed, with respect to 1997 taxable income, in accordance with Section 7.1(d). If this income tax liability exceeds the aggregate amount previously distributed to the Shareholders with respect to 1997 taxable income, then the Purchase Price shall be increased by the difference. If this income tax liability is less than the aggregate amount previously distributed to the Shareholders with respect to 1997 taxable income, then the Purchase Price shall be reduced by the difference. The adjustment required by this Section 2.1(d) shall be paid by Purchaser to the Shareholders, or by the Shareholders to Purchaser, within thirty (30) days after the receipt of written notification from the Vice President Finance of Drew of such final determination. The Vice President - Finance shall perform such calculations, and notify both Purchaser and the Shareholders of his determination, within thirty (30) days of the receipt of Drew's 1997 federal and state income tax returns from its accountants.

     (c) The adjustments described in subsections 2.3(a) and 2.3(b) hereof including distributions made pursuant to subsection 7.1(d) hereof are herein called the "Income Tax Adjustment."

                            ARTICLE 3
                             CLOSING

     Subject to Section 7.4 hereof, the closing of the transactions hereunder (the "Closing") shall take place at the offices of Ruskin, Moscou, Evans & Faltischek, P.C., 170 Old Country Road, Mineola, New York 11501, counsel to Purchaser, on such business day prior to March 28, 1997, as Purchaser shall notify Sellers at least five (5) days prior thereto. The day on which the Closing actually takes place is herein sometimes referred to as the "Closing Date."

                            ARTICLE 4
                      OBLIGATIONS AT CLOSING

     4.1 Obligations of Shareholders at Closing. At Closing, Shareholders shall deliver, or cause to be delivered, to Purchaser the following:

     (a) valid stock certificates representing the Sellers Shares, duly endorsed in blank at Closing by each of the Shareholders as to the Sellers Shares owned by him;

     (b) an employment agreement between Drew and Schuyler (the "Schuyler Employment Agreement"), duly executed by Schuyler in the form annexed hereto as Exhibit B;

     (c) an employment agreement between Drew and Shyjka (the "Shyjka Employment Agreement"), duly executed by Shyjka in the form annexed hereto as Exhibit C;

     (d) a non-competition undertaking duly executed by Schuyler in the form annexed hereto as Exhibit D;

     (e) a non-competition undertaking duly executed by Shyjka in the form annexed hereto as Exhibit E;

     (f) a true and complete copy of Drew's Articles of Incorporation (and any amendments thereto), certified as of a recent date by the Secretary of State of Ohio;

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

     (g )a written opinion of Messrs. Vorys, Sater, Seymour and Pease, counsel for Shareholders, dated the Closing Date in the form annexed hereto as Exhibit F ("Shareholders Counsel Opinion");

     (h) the resignation of Schuyler and Shyjka as directors of Drew;

     (i) an investment undertaking of Schuyler with respect to the Schuyler Common Shares in the form annexed hereto as Exhibit G; and

     (j) any and all such other documents, agreements, certificates and instruments required under this Agreement to be executed and/or delivered by Shareholders to Purchaser; and

     (k)  agreement   terminating  the  Close   Corporation   Agreement  ("Close
Corporation Agreement") among Shyjka, Schuyler and Drew dated December 31, 1986.

     4.2 Obligations of Purchaser at Closing. At Closing, Purchaser shall deliver, or cause to be delivered, to Shareholders the following:

     (a) the sum of Two Million One Hundred Fifty Thousand ($2,150,000) Dollars to Schuyler by wire transfer or good certified check, subject to Inventory Adjustment and Income Tax Adjustment;

     (b )the sum of Two Million One Hundred Fifty Thousand ($2,150,000) Dollars to Shyjka by wire transfer or good certified check, subject to Inventory Adjustment and Income Tax Adjustment;

     (c) the Notes each in the face amount of Forty-Two Thousand ($42,000) Dollars;

     (d) the Schuyler Common Shares;

     (e) the Schuyler Employment Agreement, duly executed by Drew;

     (f) the Shyjka Employment Agreement, duly executed by Drew;

     (g )the Piggyback Registration Rights Agreement, a copy of which is annexed hereto as Exhibit H ("Registration Rights Agreement");

     (h) a certificate, dated the Closing Date, of the Secretary of Purchaser certifying as true and correct the resolutions adopted by the Board of Directors of Purchaser approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

     (i) a written opinion of Ruskin, Moscou, Evans & Faltischek, P.C., counsel for Purchaser dated the Closing Date in the form annexed hereto as Exhibit I ("Purchaser's Counsel Opinion");

     (j) a certificate, dated the Closing Date, of the Secretary of Drew certifying as true and correct the resolutions adopted by the Board of Directors of Drew approving the execution and delivery of the Schuyler Employment Agreement, the Shyjka Employment Agreement, the Martin Employment Agreement, the Recchi Employment Agreement, the Williams Employment Agreement and the Chapman Employment Agreement (the latter four of which agreements are described in subsection 8.1(k) hereof; and

     (k) any and all such other documents, agreements, certificates and instruments required under this Agreement to be executed and/or delivered by Purchaser, and all payments required to be made, pursuant to the terms and provisions of this Agreement.

     4.3 Further Assurances. At any time and from time to time after the Closing, at Purchaser's request and without further consideration, Shareholders will execute and deliver such other instruments of sale, transfer, assignment and delivery and take such action as Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, assign and deliver to Purchaser and to confirm Purchaser's title to the Sellers Shares.

     4.4 Full Performance.

     (a) This Agreement is subject to and conditioned upon full performance by both Schuyler and Shyjka and Purchaser shall have no obligation to purchase Sellers Shares from one of the Shareholders if the other of them defaults in performance hereunder. Similarly, Purchaser agrees that it will not purchase any of the Sellers Shares without purchasing all of them.

     (b) Delivery of the agreements, documents, funds and securities, as in this Agreement provided, will take place as part of a simultaneous transaction, and no event or action will be deemed complete until all of the events and actions have occurred or have been duly waived by the party entitled to do so.

                            ARTICLE 5
          REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

     Shareholders, jointly and severally, represent and warrant to Purchaser as follows:

     5.1 Organization and Good Standing of Seller. Drew is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Drew has all requisite corporate power and authority, licenses, permits and franchises to own, lease and operate its properties and assets and to carry on its business as currently conducted except where the failure to do so would not have a material adverse effect on its business, properties or assets. Drew is qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on its business, properties or assets. There has heretofore been delivered to Purchaser Schedule 5.1 which is a true and complete list of all states in which Drew has qualified to do business.

     5.2 Capacity to Execute Agreement and Enforceability. The Shareholders have full power and capacity to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Shareholders and (assuming the valid execution and delivery of the Agreement by Purchaser) constitutes a legal, valid and binding obligation of the Shareholders, enforceable against them in accordance with its terms except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors and the application of general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

     5.3 Effect of Agreement. Except as set forth on Schedule 5.3 heretofore delivered to Purchaser by Shareholders, neither the execution, delivery and performance of this Agreement by the Shareholders, nor the consummation by the Shareholders of the transactions contemplated hereby will (a) conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws of Drew, true and correct copies of which have heretofore been delivered to Purchaser; (b) constitute or result in the breach of, conflict with or give rise to a right of forfeiture, termination, cancellation or acceleration with respect to, any term, condition or provision of, any note, bond, mortgage, indenture, license or other contract or obligation to which Drew or the Shareholders are a party or by which Drew or the Shareholders are subject, except for such conflicts, breaches or defaults as to which written waivers or consents, which are listed in Schedule 5.3 previously delivered to Purchaser, have been obtained, or (c) violate any law, statute, regulation, judgment, order, writ, injunction, or decree applicable to Drew or the Shareholders, its business, properties or assets.

     5.4 Capitalization and Ownership of Capital Stock. The presently authorized, issued and outstanding shares of capital stock of Drew and the names and addresses of the record and beneficial owners thereof are as set forth on
Schedule 5.4 heretofore delivered to Purchaser by Shareholders and certified as true and correct by the President of Drew. Each of such persons is the lawful record and beneficial owner of the number of shares set forth opposite his name, free and clear of any liens, claims, encumbrances or restrictions of any kind. Except for this Agreement and the Close Corporation Agreement, there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatsoever under which Drew or the Shareholders are or may become obligated to issue, assign or transfer any shares of the capital stock of Drew.

     5.5 Government and Other Consents. Except as set forth on Schedule 5.5 heretofore delivered by Shareholders to Purchaser, no consent, order, authorization, qualification, or approval of, or exemption by, or filing with any governmental, public, or regulatory body or authority is required in connection with the execution, delivery and performance by the Shareholders of this Agreement.

     5.6 Books and Records. All financial, business and accounting books, ledgers, accounts and official and other records relating to Drew have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

     5.7 No Subsidiaries or Investments. Drew does not own capital shares or other equity or ownership or proprietary interest in any corporation, limited liability company, partnership, association, trust, joint venture or other entity.

     5.8 Financial Statements.

     (a) The Shareholders have previously delivered to Purchaser copies of the following financial statements of Drew (collectively, the "Financial Statements"): (i) balance sheets dated as at December 31, 1993, December 31, 1994 and December 31, 1995 and the related statements of income and cash flow for the respective twelve (12) months then ended, all of which have been audited by Deloitte & Touche LLP, Drew's independent auditors, and (ii) unaudited balance sheet ("Unaudited Balance Sheet") as at November 30, 1996 (the "Balance Sheet Date") and unaudited statements of income for the eleven months then ended. Each of the said balance sheets is hereafter called "Balance Sheet." The Financial Statements correctly and completely in all material respects reflect Drew's books and records, fairly present the financial position and results of operations of Drew as of the dates and for the periods indicated and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis.

     (b) Except for such claims, debts and liabilities as are reflected or reserved against on the applicable Balance Sheet, Drew does not have any outstanding indebtedness for money borrowed and is not subject to any claims or liabilities, contingent or otherwise as of the date of such Balance Sheet, (i) other than obligations incurred in the ordinary course of business since the date of such Balance Sheet, in amounts usual and normal, individually and in the aggregate, and (ii) other than as may not have been required under GAAP to be disclosed or reserved as contingencies as of the date of such Balance Sheet [but which are referred to in Schedule 5.8(b) heretofore delivered to Purchaser by the Shareholders.]

     (c) Except as described in Schedule 5.8(c), all of the accounts receivable (trade or otherwise) reflected in the applicable Balance Sheet, result from the sale of inventory in the ordinary course of business and, subject to the reserve therefor on the Balance Sheet, the Shareholders have no knowledge that such accounts receivable are not collectible in full in the ordinary course of business. Except as shown in the Financial Statements (including the footnotes thereto), all such accounts receivable are owned by Drew free and clear of all liens, claims, charges, encumbrances and other interests of third parties.

     (d) Except as set forth in Schedule 5.8(d) heretofore delivered to Purchaser since the Balance Sheet Date, there has not been any material adverse change in the condition, financial or otherwise, of the business, assets, properties, liabilities or results of operations of Drew, and no fact or condition exists or to our knowledge has been threatened which might cause any such change at any time in the future. Since the Balance Sheet Date, Drew has conducted its business only in the ordinary course.

     5.9 Title to Properties;  Encumbrances. Other than as set forth in Schedule
5.9 heretofore delivered to Purchaser and certified as true and correct by the President of Drew, Drew does not own any real property or have any lease or other interest in real property. Drew does not use any real estate or have an interest in real estate, including, without limitation, any building, office, plant, factory, retail store, warehouse, improvement or structure in connection with its business other than as identified on Schedule 5.9. Except as disclosed on Schedule 5.9, Drew has good title to all of its properties and assets, including, without limitation, all of the properties and assets reflected in the unaudited Balance Sheet (except for properties and assets sold since the Balance Sheet Date in the ordinary course of business and consistent with past practices), and all of the properties or assets purchased by it since the Balance Sheet Date. Except as set forth on Schedule 5.9, none of such properties or assets is subject to any mortgage, pledge, lien, security interest, encumbrance or charge of any kind except (a) liens shown on the unaudited Balance Sheet as securing specified liabilities or obligations with respect to which no default exists; (b) liens arising in the ordinary course of business, consistent with past practice since the Balance Sheet Date and liens arising by operation of law or minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or materially impairs the use of the property subject thereof, or materially impairs Drew's operations and (c) liens for current taxes not yet due, or, if due, that are being contested in good faith in the ordinary course of business as described on
Schedule 5.9 hereof. Except as disclosed on Schedule 5.9, Drew does not use in its business any assets owned by a shareholder or affiliate of Drew. For purposes of this Agreement, "affiliate" shall have the same meaning as it is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

     5.10 Leases. Schedule 5.10 heretofore delivered to Purchaser and certified as true and correct by the President of Drew, contains an accurate and complete list and description of the terms of all leases to which Drew is a party (as lessee or lessor), copies of which have been previously delivered to Purchaser. Except as disclosed on Schedule 5.10, each lease set forth in Schedule 5.10 (or required to be set forth in Schedule 5.10) is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act (including the purchase of the Sellers Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a breach under such lease. Except as disclosed on Schedule 5.10, Drew has not violated any of the terms or conditions under any such lease in any material respect which could give landlord the right of termination thereof, and to the knowledge of the Shareholders, all of the covenants to be performed by any other party under any such lease have been fully performed.

     5.11 Business Practices. Neither Drew nor the Shareholders have made, offered or agreed to offer anything of value to any government official, political party or candidate for government office nor have any of them taken any action which would be in violation of the Foreign Corrupt Practices Act of 1977 or any anti-boycott or export laws.

     5.12 Officers, Directors and Key Employees. Schedule 5.12 heretofore delivered to Purchaser and certified as true and correct by the President of Drew sets forth a complete and correct list of (i) the officers and directors of Drew prior to the transaction contemplated by this Agreement; the name, position and total compensation for 1996 and 1995, including bonuses, of each officer and director of Drew, (ii) the name of each other employee, consultant, independent contractor, agent or other representative of Drew who received $50,000 per annum or more in any form of compensation from Drew since January 1, 1995, and (iii) all wage or salary increases or bonuses received by any such person since the Balance Sheet Date, and any accruals for or commitment or agreement by Drew to pay such increases or bonuses. Except as set forth in Schedule 5.12, none of such persons has, in writing or (to the knowledge of the Shareholders) verbally, threatened, informed or otherwise indicated to Drew or either Shareholder or any officer or director of Drew that he or she plans to cancel or otherwise terminate his or her relationship with Drew for any reason, including, without limitation, the consummation of the transaction contemplated hereby.

     5.13 Employment Arrangements. Except as set forth in Schedule 5.13 heretofore delivered to Purchaser, Drew does not have any obligation, contingent or otherwise, under any employment agreement, collective bargaining or other labor agreement, any agreement containing severance or termination pay arrangements, deferred compensation agreement, retainer or consulting arrangement, pension or retirement plan, bonus or profit-sharing plan, stock option or purchase plan or other employee contract or non-terminable (whether with or without penalty) arrangement, group, life, health, medical or hospitalization insurance plan or program or other employee or fringe benefit plan, including vacation plans or programs and sick leave plans or programs heretofore delivered to Purchaser and certified as true and correct by the President of Drew, true and complete copies of which have heretofore been delivered to Purchaser. Drew has performed in all material respects all of its obligations required to be performed by it under all such agreements, plans and arrangements, and to the best knowledge of Shareholders, no party thereto is in breach of or in default or arrears under any of the provisions thereof.

     5.14 Employee Relations. To the best knowledge of Shareholders, Drew is in compliance with all Federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice. No unfair labor practice complaint against Drew is pending before the National Labor Relations Board. Except as set forth in Schedule 5.14 heretofore delivered to Purchaser, no labor strike, picket, dispute, slowdown, stoppage or other labor trouble has, within the previous five years, occurred or is pending or, to the best knowledge of Shareholders, is threatened against or involving Drew. No union representation question exists respecting the employees of Drew. No grievance or any arbitration proceeding is pending, and to the best knowledge of Shareholders, no claim with respect thereto has been asserted in writing or, to the best knowledge of Shareholders, is threatened. No collective bargaining agreement is currently being negotiated by Drew. Except as disclosed on Schedule 5.14, no claim of discrimination or harassment is pending or, to the best knowledge of Shareholders, threatened before the Equal Employment Opportunity Commission, or any other judicial or administrative body or agency.

     5.15 Contracts and Liabilities.

     (a) Schedule 5.15 heretofore delivered to Purchaser and certified as true and correct by the President of Drew, sets forth all of the following contracts, commitments and obligations of, or which relate to the business of, Drew, written or otherwise, which have a duration of at least one year or which require the purchase or delivery of goods or services of the value of $100,000 or more, or to which it or its assets or properties are bound or subject which are not listed in any Schedule described in this Agreement and delivered to Purchaser, including, without limitation the following:

     (i) contracts, commitments and other agreements with any current or former officer, director, employee, independent contractor, consultant, agent or other representative (including the Shareholders);

     (ii) contracts and other agreements with any labor union or association representing any employee;

     (iii) contracts, commitments and other agreements for the sale of any of its assets or properties other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of Drew's assets or properties;

     (iv) joint venture or other agreements involving sharing of profits or joint ownership of assets or sharing of obligations or liabilities;

     (v) contracts or other agreements under which Drew agrees to indemnify any party or to share tax liability of or with any Party;

     (vi)  loan,  indenture,   factoring,  credit  line,  security,   collateral
assignment  or  pledge  agreement,  guaranty,   subordination  or  similar  type
agreements;

     (vii) contracts, commitments and other agreements with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

     (viii) contracts, commitments and other agreements containing obligations or liabilities of any kind to or with either of the Shareholders as such;

     (ix) contracts and other agreements containing covenants of Drew not to compete in any line of business or with any person in any geographical area (or not to solicit or accept any business) or covenants of any other person not to compete with Drew in any line of business or in any geographical area (or not to solicit or accept any business);

     (x) contracts and other agreements relating to the pending or consummated acquisition by Drew of (a) the capital shares of any other person; or (b) any operating business including the assumption of any lease and acquisition by consignment of any inventory;

     (xi) options for the purchase of any asset, tangible or intangible;

     (xii) contracts and other agreements requiring the payment to any person of an override, finders fee, referral fee or similar commission or fee;

     (xiii) contracts and other agreements for the payment of fees or other consideration to any officer or director of Drew or to any other entity in which any of the foregoing has a direct or indirect interest;

     (xiv) contracts and other agreements relating to the borrowing of money;

     (xv) purchase orders, contracts and commitments for the purchase or sale of any goods or services to or by Drew, except for those orders, contracts and commitments which are less than $100,000 in amount or which cannot be canceled at will by Drew without penalty or premium;

     (xvi)other contracts or business arrangements which are not made in the ordinary course of business;

     (xvii) Close Corporation agreement among Shareholders and Drew;

     (xviii) agreement, arrangements or understanding with any local, state or federal agency or authority, including agencies administering medicare or medicaid concerning payment or reimbursement to Drew or its designee from the sale of any of its products or services; and

     (xix) Indenture Agreement.

     (b) Except as set forth in Schedule 5.15, all such contracts are valid, binding and enforceable and in full force and effect except to the extend that enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors and the application of general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth in Schedule 5.15, Drew is not in default which would give rise to a right of termination by the other party under any such contract and, to the best knowledge of Shareholders, there have been no claims of default and there are no existing factors or conditions which with the passage of time or giving of notice or both would constitute such a default or in any case in which such default would give rise to a right of termination by the other party thereto or which would result in any material cost, expense or penalty to Drew.

     (c) Shareholders have delivered to Purchaser complete and correct copies of all of the written contracts and documents constituting commitments set forth on
Schedule 5.15.

     5.16 Operation of Drew. Except as provided on Schedule 5.16 heretofore delivered to Purchaser and certified as true and correct by the President of Drew, since the Balance Sheet Date, Drew has conducted its business and operations only in the ordinary and usual course of business, consistent with past practices, has (i) reasonably preserved intact its business, (ii) made a good faith effort to maintain its relationships with all customers and suppliers, and (iii) used commercially reasonable efforts to keep available the services of its officers and employees. Except as set forth on Schedule 5.16, since the Balance Sheet Date, Drew has not:

     (a) amended its Articles of Incorporation or By-Laws or merged with or into or consolidated with any other person, subdivided or in any way reclassified any of its shares of capital stock or changed or agreed to change in any manner the rights of any shares of its capital stock or the character of Drew;

     (b) issued or sold or purchased, or issued options or rights to subscribe to, or entered into any contracts or commitments to issue or sell or purchase, any shares of its capital stock or any other securities;

     (c) entered into or amended any employment agreement, entered into or amended any agreement with any labor union or association representing any employee, adopted, entered into, or amended any employee benefit plan, or made any change in the actuarial methods or assumptions used in funding any defined benefit pension plan, or made any change in the assumption or factors used in determining benefit equivalencies thereunder;

     (d) incurred any indebtedness for borrowed money;

     (e) declared or paid any dividends or declared or made any other distributions of any kind to its shareholders, or made any direct or indirect redemption, retirement, or any purchase or other acquisition of any shares of its capital stock or any other securities convertible into shares of its capital stock;

     (f) reduced its cash or short-term investments or their equivalents, other than to meet cash needs arising in the ordinary course of business, consistent with past practices;

     (g) made any change in its accounting methods or practices or made any change in depreciation or amortization policies or rates adopted by it;

     (h) changed in any material respect any of its business policies in any respect, including, without limitation, advertising, marketing, pricing, purchasing, credit, personnel, sales, returns, budget or product acquisition policies;

     (i) except in the ordinary course of business, consistent with past practices, made any wage or salary increase or paid any bonus, or increase any direct or indirect compensation, for or to any of its officers, directors, employees, consultants, agents or other representatives, or any accrual for or commitment or agreement to make or pay the same;

     (j) made any loan, advance or guarantee to any of its shareholders, officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or made any other loan, advance or guarantee otherwise than in the ordinary course of business;

     (k) made any payment or commitment to pay any severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives, other than payments or commitments to pay persons other than officers, directors or shareholders made in the ordinary course of business;

     (l) except in the ordinary course of business; entered into any lease (as lessor or lessee); sold, abandoned or made any other disposition of any of its assets or properties; granted or suffered any lien or other encumbrance on any of its assets or properties; entered into or amended any contract or other agreement to which it is a party, or by or to which it or its assets or properties are bound or subject, or pursuant to which it agrees to indemnify any party or to refrain from competing with any party;

     (m) except in the ordinary course of business, incurred or assumed any liability;

     (n) made any acquisition of all or any part of the assets, properties, capital shares or business of any other person;

     (o) paid, directly or indirectly, any liabilities or obligations before the same became due in accordance with its terms or otherwise than in the ordinary course of business or consistent with prior practice or deferred the payment of any liability or obligation;

     (p) suffered or incurred any damage,  destruction  or loss  (whether or not
covered  by  insurance)  which  materially   adversely  affected  the  business,
properties or assets of Drew;

     (q) collected or billed any accounts receivable in advance of the dates on which payments were due other than in the ordinary course of business or consistent with prior practice;

     (r) gave or agreed to give any of its customers any discounts or special payment terms or arrangements which were not consistent with prior practice or which were outside the ordinary course of business;

     (s) other than in the ordinary course of business, made any change in the type, nature or composition of its products, or made any change relating to its charges, commissions or other changes or terms for its products;

     (t) terminated or failed to renew, or received any information, written or otherwise, threatening to terminate or not to renew, any contract or other agreement that materially affects the assets, properties, business, operations or condition (financial or otherwise) of Drew; or

     (u) except in the ordinary course of business, entered into any other contract, agreement or transaction.

     5.17 Insurance Policies. Schedule 5.17 heretofore delivered to Purchaser and certified as true and correct by the President of Drew, contains a complete and correct list and description of all insurance polices with respect to the business, properties, assets and employees of Drew. Such policies are in full force and effect. No notice of cancellation, expiration or non-renewal of any such policy has been received by Drew and Drew does not know of the existence of any cause for such termination.

     5.18 Related-Party Transactions. Except as disclosed in Schedule 5.18 heretofore delivered to Purchaser and certified as true and correct by the President of Drew, none of Drew, the Shareholders, nor any person controlling, controlled by or under common control with any of the foregoing or any relative or spouse of any of the foregoing has any interest, financial or otherwise, in any business, corporate or otherwise (the value of which equals or exceeds $2,000 per annum), which is a party to, or has an interest in any property which is the subject of, or has business relationships or arrangements of any kind with Drew, including, without limitation, any customer, supplier, competitor, or potential competitor or lessor.

     5.19 Compliance with ERISA.

     (a) Schedule 5.19 heretofore delivered to Purchaser and certified as true and correct by the President of Drew, sets forth a complete and correct list of all "employee pension benefit plans" and "employee welfare benefit plans" as defined respectively in Sections 3(2) and 3(i) of ERISA, including "multiemployer plans" as defined in Section 3(37) of ERISA, and any other pension, profit sharing, retirement, deferred compensation, vacation, severance, disability, hospitalization, medical insurance or other employee benefit plan or program, if any, which Drew or any other entity which constitutes part of a "controlled group" (within the meaning of Section 4001(b) of ERISA and/or Sections 414(b)-(o) of the Code and the Treasury Regulations proposed thereunder) which Drew maintains or to which Drew has any present or future obligation to contribute (collectively, the "Drew Plans"). Shareholders have caused Drew to deliver to Purchaser true and complete copies of all Drew Plans (including other instruments relating thereto), if any, as they may have been amended to the date hereof, embodying, relating to or summarizing the Drew Plans. Shareholders have made available to Purchaser, where applicable, the most recent annual report (Form 5500) filed (including audited financial statement) and the most recent summary plan description with respect to each Drew Plan.

     (b) Other than those employee pension benefit plans set forth on Schedule 5.19, Drew maintains no "employee pension benefit plan" as defined in ERISA
Section 3(2) for the benefit of Drew's employees and has maintained no such plan during any part of the past five (5) years.

     (c) Drew has no current obligation, nor has Drew ever in the past had any obligation, to contribute to any "multiemployer" plan, as defined in Section 3(37) of ERISA.

     (d) Drew is in compliance in all material respects with the requirements prescribed by any and all statutes, orders, governmental rules or regulations applicable to the Drew Plans and all reports and disclosures relating to the Drew Plans required to be filed with or furnished to governmental agencies, participants or beneficiaries prior to the date of this Agreement have been filed in accordance with applicable law.

     (e) There are no actions, audits, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Shareholders, threatened, against any of the Drew Plans or any fiduciary of any of the Drew Plans or against the assets of any of the Drew Plans.

     (f) The consummation of the transactions contemplated hereby will not accelerate any liability under any of the benefit plans because of an acceleration of any rights or benefits to which employees or any of them may be entitled thereunder.

     (g) With respect to any Drew Plan that is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA ("Drew Welfare Plan") (i) each such Drew Welfare Plan, the contributions to which are claimed as a deduction under any provision of the Code, is in compliance in all material respects with all applicable requirements pertaining to such deduction, (ii) with respect to any "welfare benefit fund" within the meaning of Section 419 of the Code that comprises part of a Drew Welfare Plan, there is no disqualified benefit within the meaning of Section 4976(a) of the Code, (iii) any such Drew Welfare Plan that is a "group health plan" within the meaning of Section 5000(b)(1) of the Code meets all of the requirements of Section 4980B(f) of the Code.

     (h) Except as disclosed on Schedule 5.19 hereto or as may be required under
Section 4980B(f) of the Code, Drew has no obligation to any retired or former employee under any disability (long or short term), hospitalization, medical, dental or life insurance plans (whether insured or self-insured) or other employee welfare benefit plan as defined in ERISA Section 3(1) which is maintained by Drew.

     5.20 Tax Matters.

     Filing of Tax  Returns;  Payment  of Taxes;  No Audits,  Investigations  or
Claims.

     (a) Shareholders have heretofore delivered to Purchaser true, complete and correct copies of all Federal, state and local tax returns filed by Drew for each of the three (3) immediately preceding taxable years of Drew ended December 31, 1995, any statement of audit adjustments applicable thereto and all Federal, state and local returns of estimated taxes filed during 1996. Drew has duly and timely filed all federal, state, local and other tax and information returns required to be filed by it with regard to any income, sales, use, gross receipts, property, employment and other taxes, charges, levies or other assessments related to its business, properties or assets, and has duly paid in full or made adequate provision for all taxes and other charges shown as due on such returns or which otherwise have been accrued or have become due prior to the date hereof whether or not shown on any such return. Drew has received no written notice of any claim or claims for additional taxes which are claimed to be due from it by Federal, state, local or foreign taxing authorities in connection with such reports or returns. There are no liens for Federal, state, local or foreign taxes, assessments or government charges or levies upon any of Drew's properties or assets. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any income tax or other return of Drew for any period and there are not, nor have there been, any audits of Drew by any Federal, state or local governmental tax authority and no notice of any audit has been received by Drew.

     (b) Shareholders have filed all personal federal and state income tax returns through 1995 and have paid all income taxes shown as due thereon.

     5.21 Intellectual Property. Schedule 5.21 heretofore delivered to Purchaser and certified as true and correct by the President of Drew, contains a list of all Intellectual Property ("Intellectual Property") of Drew. To the best knowledge of the Shareholders, Drew has full ownership right, title and interest in and to the Intellectual Property and the Intellectual Property constitutes valid and enforceable rights of Drew. Except as set forth in Schedule 5.21, Drew has not received any notice and has no reason to believe that the validity of the Intellectual Property or Drew's interest therein can be or is being challenged by any third party. Drew has not heretofore granted any licenses or conveyed any other rights or interests to any of the Intellectual Property. To the best knowledge of the Shareholders, the operation of Drew as currently conducted does not infringe upon any patents or other intellectual property rights of any third party.

     5.22 Environmental Matters.

     (a) Except as set forth on Schedule 5.22 heretofore delivered to Purchaser, Drew has not received any notice from any governmental agency or private or public entity advising that it is potentially responsible for response costs or other costs with respect to a release or threatened release of any Hazardous Substance. No administrative, civil or criminal actions, including without limitation third-party actions for personal injury or property damage, are pending or to the best knowledge of Shareholders, threatened against Drew or its properties with respect to Environmental Laws or related to the business of Drew. No judgements, consent orders, consent decrees, stipulations, or other restrictions have been entered or applied with respect to Environmental Laws or related to the business, properties or assets of Drew. Except as set forth on
Schedule 5.22 heretofore delivered to Purchaser, Drew neither received nor is aware of any governmental orders, notifications, notices of violation, or requests for information relating to environmental or health and safety conditions at or related to the business, properties or assets of Drew, nor are the Shareholders aware of any past (within the preceding five years) or current violations of any Environmental Law related to the business, properties or assets of Drew or of environmental conditions related to the business, properties or assets of Drew.

     (b For purposes of this Agreement, (i) "Environmental Laws" shall mean statute, law, ordinance or regulation of any federal, state, county, local or foreign governmental authority relating to the environment, including air, water or noise pollution, emissions or discharges, the environment, public health, employee health, safety or welfare, land use or the production, processing, distribution, use, storage, labeling, handling, transportation, treatment or disposition of any Hazardous Substance; and (ii) "Hazardous Substance" shall mean asbestos, paints, solvents, ureaformaldehyde, polychlorinated biphenyls, nuclear fuel or material, chemicals, waste products, radioactive material, explosives, known carcinogens, biologic or organic products, petroleum products and by-products and other dangerous, toxic, infectious or hazardous pollutants, contaminants, chemicals, materials, wastes or substances listed or identified in, or regulated by, any Environmental Laws.

     (c) The sale and delivery of the Sellers Shares are not subject to review or approval by any State of municipal authority with respect to compliance by Drew with applicable "Environmental Laws."

     5.23 Product Warranty. Each product manufactured, sold, or delivered by Drew has been in conformity with all applicable contractual commitments and all express and implied warranties, and Drew does not have any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Drew giving rise to any liability of Drew) for replacement or repair thereof or other damages in connection therewith. Drew maintains adequate reserves against product warranty claims including product returns and allowances. No product manufactured, sold, or delivered by Drew is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale. Schedule 5.23 heretofore delivered to Purchaser and certified by the President of Drew includes copies of the standard terms and conditions of sale for Drew (containing applicable guaranty, warranty, and indemnity provisions).

     5.24 Permits, Licenses, Compliance with Laws. Drew has all permits, licenses, orders, consents and approvals (collectively "Permits") of federal, state, local or foreign governmental or regulatory bodies that are required in order to permit Drew to carry on its business as currently conducted except to the extent that the failure to have the same would not have a materially adverse effect on Drew. Schedule 5.24 heretofore delivered to Purchaser and certified as true and correct by the President of Drew, sets forth a correct and complete list of all such Permits, all of which are in full force and effect, and which will automatically remain in full force and effect immediately after consummation of the transactions contemplated by this Agreement, and no suspension  or  cancellation  of any  of  them  is,  to the  best  knowledge  of
Shareholders, threatened, and no cause exists for such suspension or cancellation. The business of Drew has been and is being conducted in accordance and in compliance with all applicable federal, state, local or foreign laws, codes, ordinances, rules and regulations except that failure of compliance had not and will not have a materially adverse effect on Drew.

     5.25 Litigation.

     (a) Except as set forth in Schedule 5.25 heretofore delivered to Purchaser, there is no claim, action, suit, proceeding, arbitration, investigation or inquiry pending before any federal, state, local, or other court or governmental, administrative, or self-regulatory body or agency, or any private arbitration tribunal, or to the best knowledge of Shareholders, threatened against Drew relating to the business of Drew, any of the properties or assets of Drew or the transactions contemplated by this Agreement; nor to the best knowledge of Shareholders, is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry. Drew is not in default under any order, license, regulation or demand of any federal, state or local, or other court or governmental, administrative or self-regulatory body or agency provided that the existence of such default has not and will not have a materially adverse effect on Drew.

     (b Except as set forth in Schedule 5.25, there are no judgements, pending lawsuits or pending claims by Drew against any third party.

     (c) Shareholders and Drew have directed counsel to Shareholders hereinafter named to disclose to Shareholders all pending claims against Drew or the Shareholders relating to Drew about which such counsel has been consulted.

     5.26 Consigned Merchandise. Drew has within its custody and control items of merchandise ("Consigned Merchandise") received in connection with the purchase by Drew of businesses at various retail locations, all as listed on
Schedule 5.26 hereof. Schedule 5.26 is a true and correct list by location of such Consigned Merchandise at December 31, 1996. Drew does not have title to such Consigned Merchandise, nor is it reflected in the inventories of Drew shown on the applicable Balance Sheet. There has been no reduction in the quantity of Consigned Merchandise other than through sales which have been reported to the consignor and the Consigned Merchandise at the respective locations is in the same condition as received from the consignor.

     5.27 Notes and Accounts Receivable. Except as set forth in Schedule 5.27 hereof, all notes and accounts receivable of Drew shown on the Balance Sheet and all notes and accounts receivable acquired or arising after the Balance Sheet Date have arisen in the ordinary course of business and have been collected or are collectible in the aggregate recorded amounts thereof, less the applicable reserves set up on the books of Drew.

     5.28 Broker. No broker, finder, agent or other intermediary has acted on behalf of the Shareholders or Drew or otherwise assisted in bringing about the transactions contemplated by this Agreement and no broker, finder, agent or other intermediary is entitled to any commission or finder's fee in respect thereof based in any way on agreements, understandings or arrangements with or the conduct of Drew or the Shareholders.

     5.29 Product Liability. Except as set forth in Schedule 5.29 heretofore delivered to Purchaser, Drew has no liability and to the best knowledge of Shareholders, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Drew giving rise to any liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, or delivered by Drew for which there is not adequate available insurance.

     5.30 Banks; Safe Deposit Boxes; Powers of Attorney. Shareholders have heretofore delivered to Purchaser a true and correct schedule 5.30 setting forth
(i) the name of each bank in which Drew has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto, and (ii) the names of all persons, firms, associations, corporations or business organizations holding general or special powers of attorney from Drew and a summary of the terms thereof.

     5.31 Material Information; Full Disclosure.

     (a) This Agreement and any other certificate, document, agreement or information furnished (including, without limitation, any schedule hereto) or to be furnished pursuant to this Agreement by the Shareholders to Purchaser does not contain and will not contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statement herein or therein not misleading.

     (b) For purposes of this Agreement, knowledge by either Shareholder of an event, fact or circumstance shall be deemed to be knowledge by both Shareholders thereof.

                            ARTICLE 6
           REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Shareholders as follows:

     6.1 Organization and Good Standing of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Purchaser has all requisite corporate power and authority to make the representations, warranties and agreements made hereunder, to own, lease and operate its properties and assets and to carry on its business as currently conducted, to execute and deliver this Agreement and to perform its obligations under this Agreement.

     6.2 Authorization of Agreement and Enforceability. Purchaser has full corporate power and authority to execute and deliver this Agreement of even date herewith between Drew and each of the Shareholders and to perform its obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by Purchaser and (assuming the valid execution and delivery of the Agreement by Shareholders) constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors and the application of general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

     6.3 Effect of Agreement. Neither the execution, delivery and performance of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby will (a) conflict with or result in a breach of any provision of Purchaser's Certificate of Incorporation or By-Laws, (b) constitute or result in the breach of, conflict with or give rise to a right of termination, cancellation or acceleration with respect to, any term, condition or provision of, any note, bond, mortgage, indenture, license or other contract or obligation to which Purchaser is a party or by which it or any of its properties or assets may be bound, except for such conflicts, breaches or defaults as to which written waivers or consents have been obtained, or (c) violate any law, statute, regulation, judgment, order, writ, injunction, or decree applicable to Purchaser or any of its properties or assets.

     6.4 Government and Other Consents. No consent, order, authorization, qualification, or approval of, or exemption by, or filing with any governmental, public, or regulatory body or authority is required in connection with the execution, delivery and performance by Purchaser of this Agreement.

     6.5 Broker. No broker, finder, agent or other intermediary has acted on behalf of Purchaser or otherwise assisted in bringing about the transactions contemplated by this Agreement and no broker, finder, agent or other intermediary is entitled to any commission or finder's fee in respect thereof based in any way on agreements, understandings or arrangements with or the conduct of Purchaser.

     6.6 Material Information; Full Disclosure. This Agreement and any other certificate, document, agreement or information furnished (including, without limitation, any schedule hereto) or to be furnished pursuant to this Agreement by the Purchaser to the Shareholders does not contain and will not contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statement herein or therein not misleading.

     6.7 SEC Filings.

     (a) Purchaser has filed and made available to the Shareholders all forms, reports and documents required to be filed by Purchaser with the Securities and Exchange Commission ("SEC") since January 1, 1995 (collectively, the "Purchaser's SEC Reports"). The Purchaser's SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as the case may be; and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Purchaser's SEC Reports or necessary in order to make the statements in such Purchaser's SEC Reports, in the light of the circumstances under which they were made, not misleading.

     (b) Since the date of filing of the last Purchaser's SEC Report, there has not been any material adverse change in the assets, liabilities, financial condition or results of operations of Purchaser.

     6.8 Schuyler Common Shares. The Schuyler Common Shares to be delivered to Schuyler pursuant to subsection 2.1(b) hereof when delivered will be validly issued, fully paid and non-assessable.

                            ARTICLE 7
                     COVENANTS AND AGREEMENTS

     7.1  Conduct  of the  Business  Prior to  Closing.  Except  as set forth in
Schedule 7.1 heretofore delivered to Purchaser by Shareholders, the Selling Shareholders, jointly and severally covenant and agree that, except as otherwise consented to in writing by Purchaser, pending the Closing:

     (a) The business of Drew will be conducted only in the ordinary course.

     (b) No change will be made in the Articles of Incorporation or by-laws of Drew.

     (c) No change will be made in the authorized or issued capital stock of Drew, nor shall any additional shares, or any rights, warrants or options relating thereto, be issued.

     (d) Except as set forth in Schedule 7.1(d) previously delivered to Purchaser, no dividend or other distribution or payment will be declared, set aside, paid or made on or in respect of the capital stock of Drew nor will Drew directly or indirectly redeem, retire, purchase or otherwise acquire any of such stock. Notwithstanding any other provision of this Agreement, Drew may declare and pay distributions prior to the Closing in an amount equal to the highest marginal federal individual income tax rate (39.6%), plus the highest Ohio individual income tax rate (7.004%), multiplied by the total taxable income reported by Drew to the Shareholders (on their respective federal tax forms K-1 and Drew's form 1120s, Schedule K) for (i) the tax year ended December 31, 1996, and (ii) the tax year ended the day immediately prior to Closing, on a cumulative basis (net of prior distributions related to the Shareholders' income taxes for such tax years). The amount of these distributions is to be determined in good faith by Drew's Vice President - Finance in consultation with Drew's accountants, Deloitte & Touche LLP.

     (e) Drew will use its best efforts to preserve the business organization of Drew intact, to keep available to Purchaser the services of the present officers, employees, distributors and agents of Drew and to preserve for Purchaser the good will of suppliers, customers and others having business relations with Drew and keep in force all contracts, agreements or arrangements in existence on the date hereof.

     (f) No increase will be made in the compensation or rate of compensation or commissions payable or to become payable by Drew to any director, officer, salaried employee earning $30,000 per annum or more, salesman, distributor or agent, nor will there be made any general increase in compensation or rate of compensation payable or to become payable to hourly employees or salaried employees earning less than $7,500 per annum ("general increase" shall mean any increase generally applicable to a class or group of employees and shall not include increases granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific employees and not generally to a class or group thereof), nor will any employee be hired at a salary in excess of $30,000 per annum, and no bonus, profit sharing or other extraordinary compensation will be paid by Drew and no employee benefit arrangements of any kind will be adopted or entered into, or be amended, modified or changed in any respect.

     (g) No contract, agreement, obligation, lease, license or commitment or extension or amendment of the same will be entered into or assumed by or on behalf of Drew, except for normal and ordinary contracts, agreements or commitments not involving payments or receipts by Drew of more than $100,000 in the case of any single commitment for the purchase of raw materials, supplies or other products or utilities or for the sale of products; nor will Drew enter into, permit to be imposed or assume any lien, encumbrance, mortgage, conditional sale or other title retention agreement, pledge, or charge of any kind upon any of its properties or assets whether now owned or hereafter acquired, or create or assume any obligation for borrowed money, or make any loan or advance to or assume, guarantee, endorse or otherwise become liable with respect to the obligations, stock or dividends of any person, firm, association, corporation or business organization, or purchase or otherwise acquire any stocks, bonds or other securities of, or any proprietary interest in, any person, firm, association, corporation or business organization, or sell, lease, abandon, assign, transfer, license or otherwise dispose of any real property, machinery, equipment or other operating properties, patent, trademark, trade name, brand name or copyright (or pending application for any patent, trademark or copyright), invention, process, know-how, formula, trade secret or other intangible asset.

     (h) Drew will not merge, amalgamate or consolidate with any other corporation or acquire all or substantially all of the stock or the business or assets of any other person, firm, association, corporation or business organization except those previously contracted and as are disclosed in Schedule
5.15 hereof.

     (i) All buildings, offices, shops and other structures and all machinery, equipment, tools, dies, fixtures, motor vehicles and other properties owned or leased by Drew (whether under its control or the control of others) will be kept and maintained in good operating condition and repair.

     (j )Drew will duly and timely file all reports or returns required to be filed with federal, state, local, foreign, state, local, foreign and other authorities and will promptly pay all federal, state, local and foreign taxes, assessments and governmental charges lawfully levied or assessed upon it or any of its properties, and will duly observe and conform to all lawful requirements of any governmental authority relative to any of its properties or to the operation and conduct of its business and to all terms and conditions upon or under which any of the properties are held. Except as set forth on Schedule 7.1(j), Drew will not enter into any agreements, waivers or other arrangements providing for an extension or time with respect to the filing of any tax returns or the payment or assessment of any tax or deficiency; provided that Drew may contest in appropriate proceedings any and all such taxes and assessments which may be contested in good faith and for which adequate provision has been made.

     (k) No change will be made affecting the banking and safe deposit arrangements and powers of attorney referred to in Section 5.31 hereof, no new bank accounts or safe deposit boxes will be opened and no new powers of attorney will be granted.

     (l) Drew will continue to maintain in full force and effect all policies of insurance now in effect or renewals thereof, will take out such additional insurance as may be reasonably requested by Purchaser and will give all notices and present all claims under all policies of insurance in due and timely fashion. Notwithstanding the foregoing, Drew shall have the right to substitute policies of insurance of equal amount and coverage provided that notice hereof together with copies of such new policies is promptly delivered to Purchaser.

     (m) From and after the date hereof, Drew will give to Purchaser's counsel, accountants, investment bankers, commercial bankers and consultants, full access during normal business hours throughout the period prior to the Closing to Drew's plants, offices, properties, books, contracts, commitments, records and affairs for purposes of inspection and audit and will provide, without cost or expense, copies of all documents and information concerning the properties and affairs of Drew as Purchaser may reasonably request. Drew will also give to (i) engineers and other representatives of Purchaser reasonable access at reasonable times during normal business hours to each of Drew's plants; and (ii) Purchaser's accountants the opportunity to examine Deloitte & Touche LLP's audit workpapers with respect to the audits for 1995 and 1996.

     (n)(i) Shareholders shall give Purchaser and its representatives the right to inspect all premises owned or leased by Drew (the "Premises") (including the taking of soil, water and other samples), at Purchaser's expense, to determine the existence of pollutants including, without limitation, asbestos, hazardous materials or so-called BTX compounds. If any pollutants are suspected or found or if a Phase II study shall be recommended and is completed by Purchaser, Purchaser shall deliver a copy of its inspection report and Phase II study to the Shareholders. If Purchaser, in its sole discretion, shall determine that the aforesaid conditions at the Premises are materially adverse as to create substantial future financial risk to Purchaser or Drew following Closing, then Purchaser shall have the right, at its option, upon notice to the Shareholders, to cancel this Agreement whereupon this Agreement shall be null and void and of no further force or effect. Purchaser's sole remedy in respect of the foregoing is limited to the right of cancellation set forth therein.

     (ii) If prior to Closing any of the Premises shall be affected by a discharge, dispersal, release or escape onto, over or beneath the Premises, whether sudden and accidental or over the course of time, which may be deemed by any governmental or public authority having or asserting jurisdiction to be an environmental hazard of any nature or which may require the development or implementation of a remedial program (collectively and individually "Hazardous Materials"), Shareholders shall promptly give notice to Purchaser which shall contain detailed information about such hazard and remedial program, information as to the nature and extent of Drew's insurance coverage, if any, and the cost to be incurred by Drew above available insurance coverage. If Purchaser, in its sole discretion, shall determine that the aforesaid conditions at the Premises are materially adverse as to create substantial future financial risk to Purchaser or Drew following Closing, then Purchaser shall have the right, at its option, upon notice to the Shareholders, to cancel this Agreement whereupon this Agreement shall be null and void and of no further force or effect. Purchaser's sole remedy in respect of the foregoing is limited to the right of cancellation set forth therein.

     (o) Shareholders shall give Purchaser and its representatives the right to inspect the Premises for engineering, mechanical, electrical, plumbing, sewage and structural deficiencies, at Purchaser's expense. If Purchaser, in its sole discretion, shall determine that the aforesaid conditions at the Premises are materially adverse as to create substantial future financial risk to Purchaser or Drew following Closing, then Purchaser shall have the right, at its option, upon notice to the Shareholders, to cancel this Agreement whereupon this Agreement shall be null and void and of no further force or effect. Purchaser's sole remedy in respect of the foregoing is limited to the right of cancellation set forth therein.

     (p) To fund the Purchase Price and to obtain expansion capital, the Purchaser intends to offer its securities in a private placement through its investment bankers. Shareholders undertake and agree to make themselves available following execution of the Agreement to discuss Drew with investment bankers and prospective investors in the private placement. Notwithstanding the foregoing, Purchaser can provide no assurance that such private placement will be completed. If such private placement is not completed by March 28, 1997 then either Purchaser or Shareholders upon notice to the other party shall have the right to cancel this Agreement whereupon such Agreement shall be null and void and of no further force or effect.

     (q) At or prior to Closing, Drew will purchase additional key person life insurance insuring the lives of Schuyler (up to an aggregate of $4 million) and Shyjka (up to an aggregate of $1 million) and each of Schuyler and Shyjka agree to complete such insurance applications and submit to physical examinations if required, to procure such insurance. Schuyler and Shyjka represent that they have no knowledge of any cause that would prevent the purchase of such life insurance.

     (r )Drew shall have the right to pay a bonus (up to $7,700 each) consistent with prior bonuses of this nature to each of the Shareholders who are officers to facilitate the repayment of certain obligations paid by Drew for the officers and shall deduct payroll taxes and the amount of the obligations owed to Drew and remit a net payroll check of $0 to such Shareholders.

     7.2 Consents. Except as set forth on Schedule 7.2 heretofore delivered to Purchaser by Shareholders, Shareholders covenant and agree to procure consents of persons having leases or other contracts with Drew, which consents are necessary to prevent such leases or other contracts from being in default as a result of the purchase of Sellers Shares.

     7.3 Non Union Pension Plan. Shareholders covenant and agree in regard to Drew's existing defined benefit Pension Plan ("Non Union Plan") to execute and deliver to Purchaser immediately prior to Closing, an agreement in form and substance reasonably satisfactory to counsel to the Purchaser executed by all necessary parties to enable Drew to immediately discontinue, (i) accruing additional benefits, (ii) adding additional participants and, (iii) if permissible, making additional contributions under the Non Union Plan and to delay payment under the Plan to Shyjka for five (5) years following Closing. Shareholders shall also use best efforts, together with Purchaser, following execution of this Agreement, to extend the commencement date for payment of vested benefits to Harry Prince.

     7.4 Drew's 1996 Financial Statements. Shareholders covenant and agree to promptly deliver to Purchaser by March 15, 1997, or as soon thereafter as they shall become available, the financial statements of Drew consisting of a Balance Sheet at December 31, 1996 and Statements of Income and Cash Flow for the year then ended, audited by Deloitte & Touche LLP. If delay shall occur in the delivery of such financial statements beyond March 15, 1997, Purchaser shall have the right to delay the Closing beyond March 28, 1997 by an equal amount of time.

     7.5 Covenant Relating to Books and Records. Purchaser hereby covenants and agrees that in the event that Drew becomes subject to an audit by the Internal Revenue Service or any state taxing authority, Purchaser will cooperate with the Shareholders and make available to the Shareholders and their representatives the books and records of Drew and/or copies thereof (at Shareholders' expense).

                            ARTICLE 8
                 CONDITIONS PRECEDENT TO CLOSING

     8.1 Conditions Precedent to Purchaser's Obligations. All obligations of Purchaser under this Agreement are subject, at Purchaser's option, to the fulfillment, prior to or at the Closing, of each of the following conditions:

     (a) All representations and warranties contained in this Agreement and in any statement (including financial statements), deed, certificate, schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby, shall be true and accurate in all material respects as of the date when made and shall be deemed to be made again at and as of the time of the Closing and shall then be true and accurate in all material respects.

     (b) The Selling Shareholders shall each have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

     (c) Each of the Selling Shareholders shall have delivered to Drew a certificate dated the date of Closing, certifying to the fulfillment of the conditions set forth in Section 8.1(a) and 8.1(b) hereof.

     (d)  Selling   Shareholders  have  caused  to  be  delivered  to  Purchaser
Shareholders Counsel Opinion dated the date of the Closing.

     (e) All actions, corporate proceedings, instruments, and documents required to carry out this Agreement, or incidental thereto, and all other related legal matters, shall have been approved by Ruskin, Moscou, Evans & Faltischek, P.C., counsel for Purchaser.

     (f) The Selling Shareholders shall have delivered to Purchaser, or caused to be delivered to Purchaser, executed employment agreements and non-competition undertakings in the forms annexed hereto as Exhibits B, Exhibit C, Exhibit D and Exhibit E.

     (g No suit, action, investigation, inquiry or proceeding by any governmental body, or other legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of this Agreement or any of the transactions contemplated hereby, or which seeks to enjoin the consummation thereof.

     (h) Selling Shareholders shall have delivered to Purchaser resignations of Schuyler and Shyjka as directors of Drew.

     (i)(i) Bank One shall have waived any default under its existing loan agreement with Drew resulting from the transaction contemplated hereby, (ii) Deloitte & Touche LLP shall deliver to Purchaser an opinion that the financial statement of Drew based upon its December 31, 1996 audit, will not result in a default under the Bank One loan agreement, a copy of which has heretofore been delivered to Purchaser, and (iii) Ernst & Young LLP shall deliver to Purchaser a preliminary pro forma balance sheet as of December 31, 1996, giving effect to the purchase of Sellers Shares hereunder accompanied by its opinion substantially to the effect that on the basis thereof Drew would not be in default under the Bank One loan agreement.

     (j) Drew shall have entered into employment agreements in form and substance satisfactory to Purchaser with the following persons currently employed by Drew, as follows: Larry R. Martin, Mark Recchi, Scott Williams and Robert Chapman.

     (k) Drew shall have delivered to Purchaser actuarial reports relating to the Drew Plans providing that there has not been a material reduction in the assets covered by either of the Drew Plans since December 31, 1995 as would give rise to a liability of Drew that would have a material adverse effect upon the financial condition of Drew.

     8.2 Conditions Precedent to the Selling Shareholders' Obligations. All obligations of the Selling Shareholders under this Agreement are subject, at the Selling Shareholders' option, to the fulfillment, prior to or at the Closing, of each of the following conditions:

     (a) All representations and warranties of Purchaser contained in this Agreement and in any statement (including financial statements), certificate, schedule, or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and accurate in all material respects as of the date when made and shall be deemed to be made again at the time of the Closing and shall then be true and accurate in all material respects.

     (b) Purchaser shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

     (c) Purchaser shall have delivered to Selling Shareholders a certificate dated the date of closing, certifying the fulfillment of the conditions set forth in Section 8.2(a) and 8.2(b) hereof.

     (d) All actions, corporate proceedings, instruments, and documents required to carry out this Agreement or incidental thereto, and all other related legal matters, shall have been approved by Vorys, Sater, Seymour and Pease, counsel for Selling Shareholders.

     (e) The Employment agreements to each of Schuyler and Shyjka shall have been duly executed and delivered by Drew.

     (f) The Shyjka Stock Option Agreement shall have duly executed and delivered by Purchaser.

     (g) The Registration Rights Agreement shall have been duly executed and delivered by Purchaser.

     (h) The aggregate unpaid principal balance of certain debentures currently in the amount of $911,712, together with interest to the Closing, shall be paid in full against receipt by Purchaser of such debentures duly endorsed in blank with signature guarantee by a bank or New York Stock Exchange member firm. In addition, Purchaser shall pay $51,500 as a premium required by the Shareholders to be paid to the debenture holders in five (5) equal annual installments of $10,300, without interest, commencing on the anniversary date of the Closing.

     (i) Delivery of the Notes duly executed by Purchaser.

     (j) Purchaser shall have caused to be delivered to selling Shareholders Purchasers Counsel Opinion dated the date of Closing.

                            ARTICLE 9
                         INDEMNIFICATION

     9.1 Indemnification by Shareholders. The Shareholders, jointly and severally, agree that, notwithstanding the Closing, the sale of the Sellers Shares provided for herein and regardless of any investigation at any time made by or on behalf of Purchaser or of any information Purchaser may have in respect thereof, the Shareholders, jointly and severally, will indemnify and hold Purchaser and Drew harmless from and against any damage, liability, loss or deficiency (including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action or proceeding) arising out of or resulting from: (a) any inaccuracy in any representation or the breach of any warranty made by the Shareholders herein or in any agreement, instrument or document delivered pursuant to this Agreement, (b) any failure of the Shareholders duly to perform or observe any term, provision, covenant, agreement, or condition herein or in any agreement, instrument or document delivered pursuant to this Agreement on the part of Shareholders to be performed or observed, and (c) any liability or obligation arising with respect to Drew's assets or the conduct of the Drew business prior to the Closing except as hereafter disclosed hereunder including any Schedule hereafter delivered to Purchaser in accordance with this Agreement. Notwithstanding anything herein to the contrary, neither Purchaser nor Drew may bring a claim for indemnification under this Section if the applicable statute of limitations with respect to such claim has expired.

     9.2 Indemnification by Purchaser. The Purchaser agrees that, notwithstanding the Closing, the sale of the Sellers Shares provided for herein and regardless of any investigation at any time made by or on behalf of Shareholders or of any information Shareholders may have in respect thereof, the Purchaser will indemnify and hold Shareholders harmless from and against any damage, liability, loss or deficiency (including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action or proceeding) arising out of or resulting from: (a) any inaccuracy in any representation or the breach of any warranty made by the Purchaser herein or in any agreement, instrument or document delivered pursuant to this Agreement, and
(b) any failure of the Purchaser duly to perform or observe any term, provision, covenant, agreement, or condition herein or in any agreement, instrument or document delivered pursuant to this Agreement on the part of Purchaser to be performed or observed. Notwithstanding anything herein to the contrary, Shareholders may not bring a claim for indemnification under this Section if the applicable statute of limitations with respect to such claim has expired.

     9.3 Limitation of Liability. None of the Parties shall assert any claim for indemnification under Sections 9.1 or 9.2 unless the aggregate amount of all claims of such party against the other party under this Agreement, on a cumulative basis, exceeds Fifty Thousand ($50,000) Dollars, in which case the indemnification shall be for that aggregate amount in excess of $50,000. Under no circumstances shall the liability of the Shareholders in the aggregate pursuant to this Article 9 exceed Four Million Six Hundred Thousand ($4,600,000) Dollars as adjusted pursuant to Sections 2.3 and 2.4 hereof.

     9.4 No Waiver. No failure or delay on the part of Purchaser in exercising any right, power or remedy under this Agreement, or available to Purchaser at law or in equity shall operate as a waiver of such right, power or remedy, nor shall any single or partial exercise of any such right, power or remedy preclude any or further exercise thereof or the exercise of any other right, power or remedy available to Purchaser. Subject to the limitations of Section 9.3, the remedies provided in this Agreement are cumulative and not exclusive of any remedies available to any Party at law or equity.

     9.5 Third Party Claims.

     (a) In case of the assertion in writing of any claim initiated or asserted by any person, firm, governmental authority or corporation other than Purchaser or any affiliate of Purchaser (a "Third Party Claim") against Drew or the commencement of any litigation asserting a Third Party Claim which may give rise to any indemnification obligation of Shareholders (each an "Indemnitor") to Purchaser or Drew under the provisions of this Article, Purchaser shall give notice thereof as provided hereunder as promptly as practicable after Purchaser's receipt of such written assertion or the commencement of such litigation unless the failure to give such notice would not materially prejudice Shareholders, such notice to be given by Purchaser not later than would materially prejudice Shareholders if they chose to defend such litigation as hereinafter provided. If Indemnitor demonstrates to Purchaser that Indemnitor will be able to pay the full amount of potential liability in connection with any Third Party Claim, Indemnitor may at its sole cost and expense, upon written notice given to Purchaser within fifteen (15) days after its receipt of Purchaser's notice under this Section 9.5, assume the defense, with counsel reasonably satisfactory to Purchaser, of any such Third Party Claim or litigation, provided that Indemnitor admits in writing to Purchaser its liability solely as between it and Purchaser with respect to all material elements thereof. If Indemnitor assumes the defense of any such claim or litigation, the obligations of Indemnitor hereunder as to such claim or litigation shall be limited to taking all steps necessary in the defense or settlement thereof and to holding Purchaser harmless from and against any and all losses, liabilities, expenses and damages caused by or arising out of any settlement approved by Indemnitor or any judgment in connection with such claim or litigation, and Purchaser shall make available or cause to be made available to Indemnitor such books and records in Drew's possession as Indemnitor may reasonably require in connection with such defense. Except with the express prior written consent of Purchaser, Indemnitor shall not consent to the settlement or entry of any judgment arising from any such claim or litigation which in each case does not include as an unconditional term thereof the giving by the claimant or plaintiff, as the case may be, to Purchaser of an unconditional release from all liability in respect thereof unless Indemnitor shall have actually paid the full amount of any such settlement or judgment. Purchaser shall be entitled to be consulted about (but not control) the defense of, and receive copies of all pleadings and other material papers in connection with, any such claim or litigation. If Indemnitor does not assume the defense of any such claim or litigation, Purchaser may defend the same in such manner as it may deem appropriate, including but not limited to settling such claim or litigation after giving reasonable notice of the same to Indemnitor on such terms as Purchaser may deem appropriate, and Indemnitor will promptly reimburse Purchaser in accordance with the provisions of this Section 9.5, provided that Purchaser furnish Indemnitor with copies of all pleadings and other material documents in connection with any such claim or litigation and that Indemnitor is consulted about (albeit not in control of) such litigation. Anything contained in this Section 9.5 to the contrary notwithstanding, (i) Indemnitor shall not be entitled to assume the defense of any such claim or litigation if the Third Party Claim seeks an order, injunction or other equitable relief against Purchaser which, if successful, might materially interfere with, or adversely affect, the operation of its business by Purchaser or Drew; and (ii) Purchaser or Drew may defend any Third Party Claim to which Purchaser or Drew may have a defense or counterclaim which Indemnitor is not entitled to assert to the extent necessary to assert and maintain such defense or counterclaim provided that Purchaser provide or cause to be provided to Indemnitor copies of all pleadings and other material documents in connection with any such claim or litigation and that Indemnitor is consulted about (albeit not in control of) such litigation.

     (b) In case of the assertion in writing of any Third Party Claim or the commencement of any litigation asserting a Third Party Claim which may give rise to any obligation of Purchaser to Shareholders under the provisions of this Section, Shareholders shall have the rights, duties and obligations of Purchaser under Section 9.5 and Purchaser shall have the right, duties and obligations of Shareholders.

                            ARTICLE 10
                             GENERAL


     10.1 Expenses. Shareholders shall cause Drew to pay their counsel, accountants and other advisors' fees and expenses arising in connection with the negotiation and preparation of this Agreement, the consummation of the transactions contemplated hereby and the preparation of the Shareholders tax returns for 1996 and 1997. The counsel and accounting fees shall be limited to $60,000 and $75,000, respectively.

     10.2 Sales, Transfer and Documentary Taxes, etc. Shareholders shall pay all sales, transfer and documentary taxes, if any, due as a result of the sale of the Sellers Shares to Purchaser and all other fees applicable to Shareholders directly relating to the transfer of the Sellers Shares to Purchaser.

     10.3 Survival of Representations and Warranties. Each of the Parties covenants and agrees that all of the representations warranties, covenants, and agreements set forth in this Agreement shall survive the Closing for two and one half (2 1/2) years except that:

     (a) the representation in subsection 5.1 as it related to due organization in Ohio and the entire representations in subsections 5.2 and 5.4 will survive without limitation, and

     (b) the representation in subsection 5.20 will survive for the period of the applicable statute of limitations.

None of the representations and warranties shall be merged into any instruments of transfer or other documents delivered by any of the Parties at Closing or at any other time.

     10.4 No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties or their respective heirs, successors and assigns any rights, remedies, obligations, or other liabilities under or by reason of this Agreement.

     10.5 Notices. All notices permitted or required under this Agreement shall be in writing and shall be either (a) delivered by personal service, (b) delivered by courier service, (c) telecopied and confirmed immediately in writing by a copy mailed by registered or certified mail, postage prepaid, return receipt requested, or (d) sent by certified or registered mail, postage prepaid, return receipt requested, to the parties hereto at their addresses set forth below or at such other addresses which may be designated in writing by the parties:

        If to Schuyler to:129 W. Broadway
     Granville, Ohio 43023
     (614)587-1730

        If to Shyjka to:112 N. Ardmore Rd.
     Bexley, Ohio 43209
     (614) 252-0112

        With a copy to:Vorys, Sater, Seymour and Pease
     52 East Gay Street
     Columbus, Ohio 43215
     (614) 464-6317
     Attn:  Russell Gertmenian, Esq.
     (614) 464-6317

        If to Purchaser to:BCAM International, Inc.
     1800 Walt Whitman Road
     Melville, New York 11747
     Attn:  Michael Strauss, President
     Telecopier No. (516) 752-3558

        With a copy to:Ruskin, Moscou, Evans & Faltischek, P.C.
     170 Old Country Road
     Mineola, New York 11501
     Attn:  Raymond S. Evans, Esq.
     Telecopier No.:  (516) 663-6640

Such notices shall be effective upon receipt in the case of personal or courier service or telecopier delivery and on the third (3rd) day after posting in the U.S. mail.

     10.6 Entire Agreement. This Agreement (including the Schedules hereto) supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter, and this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

     10.7 Headings. The article, section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

     10.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

     10.9 Governing Law. This Agreement shall be construed as to both validity and performance and governed by and enforced in accordance with the laws of the State of Ohio, without giving effect to the choice of law principles.

     10.10 Severability. If any term, covenant, condition, or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions, and provisions of this Agreement shall not be affected and each remaining term, covenant, condition, and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

     10.11 Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by all Parties.

     10.12 Assignment. None of the Parties shall assign its rights or obligations under this Agreement without the prior written consent of the other Parties, except that Purchaser may assign this Agreement to any Affiliate of Purchaser without the consent of Shareholders.

     10.13 Successors and Assigns. The covenants, agreements, and conditions contained or granted shall be binding upon and shall inure to the benefit of Purchaser and Shareholders and their respective heirs, successors and permitted assigns.

     10.14 No Joint Venture. The Parties, by entering into this Agreement and consummating the transactions contemplated in this Agreement, shall not be and shall not be considered a partner or joint venturer of one another.

     10.15 Construction of Agreement. This Agreement was negotiated at arm's length by the Parties and their respective counsel. This Agreement shall not be construed as having been "drafted" by any one Party and shall not be construed against any Party as a drafting party.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                          BCAM INTERNATIONAL, INC.


                          By:/s/ Michael Strauss
                             ------------------------
                             Michael Strauss, President


                          /s/ Charles Schuyler
                          ----------------------
                          CHARLES SCHUYLER


                          /s/ Frank Shyjka
                          --------------------
                          FRANK SHYJKA